Exhibit 99.1

NEXSTAR MEDIA GROUP FOURTH QUARTER NET REVENUE RISES 22.1% TO A RECORD $798.0 MILLION

Net Revenue Growth Drives Record 4Q Operating Income of $272.8 Million and Net Income of $154.5 Million

Record BCF of $379.9 Million, Adjusted EBITDA of $352.8 Million and Free Cash Flow of $249.9 Million

IRVING, Texas – February 26, 2019 – Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar” or “the Company”) today reported record financial results for the fourth quarter and full year ended December 31, 2018 as summarized below.

Summary 2018 Fourth Quarter and Full Year Highlights

	Three Months Ended December 31,			Years Ended December 31,
($ in thousands)	2018	2017	Change	2018	2017	Change
Local Revenue	$216,458	$219,714	(1.5)%	$797,709	$805,360	(1.0)%
National Revenue	$81,910	$83,396	(1.8)%	$292,211	$302,657	(3.5)%
Political Revenue	$140,160	$12,520	+1019.5%	$251,209	$26,865	+835.1%
Television Ad Revenue	$438,528	$315,630	+38.9%	$1,341,129	$1,134,882	+18.2%

Retransmission Fee Revenue	$284,548	$253,279	+12.3%	$1,121,081	$995,790	+12.6%
Digital Revenue	$65,044	$62,984	+3.3%	$261,159	$226,752	+15.2%
Trade and Barter / Other Revenue	$9,902	$21,771	(54.5)%	$43,327	$74,542	(41.9)%
Net Revenue(1)	$798,022	$653,664	+22.1%	$2,766,696	$2,431,966	+13.8%

Income from Operations(2)	$272,776	$136,660	+99.6%	$757,779	$505,625	+49.9%

Net income	$154,490	$379,856	(59.3)%	$388,265	$475,327	(18.3)%

Broadcast Cash Flow(3)	$379,852	$241,876	+57.0%	$1,123,581	$868,557	+29.4%
Broadcast Cash Flow Margin(4)	47.6%	37.0%		40.6%	35.7%

Adjusted EBITDA Before One-Time Transaction Expenses(3)	$358,251	$227,765	+57.3%	$1,031,888	$802,231	+28.6%
Adjusted EBITDA(3)	$352,789	$225,668	+56.3%	$1,023,415	$743,283	+37.7%
Adjusted EBITDA Margin(4)	44.2%	34.5%		37.0%	30.6%

Free Cash Flow Before One-Time Transaction Expenses(3)	$255,381	$157,513	+62.1%	$692,713	$527,960	+31.2%
Free Cash Flow(3)	$249,919	$155,416	+60.8%	$684,240	$469,012	+45.9%

(1)

Effective January 1, 2018, the Company adopted Accounting Standards Update No. 2014-09, which resulted in certain changes in the Company’s revenue recognition policies and the presentation of certain revenue sources. The change reduced the barter revenue (and the related barter expense) but did not impact the Company’s current or prior year income from operations, net income, broadcast cash flow, adjusted EBITDA or free cash flow. The discussion about this adoption is on page 4.

(2)

Effective January 1, 2018, the Company retrospectively adopted Accounting Standards Update No. 2017-07 which requires pension and other postretirement plans cost (credit), other than service costs, to be presented outside of income from operations. Thus, the income from operations during the three months and year ended December 31, 2017 was decreased by a pension and other postretirement plans credit of $4.2 million and $13.1 million, respectively.

(3)	Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release.
(4)	Broadcast cash flow margin is broadcast cash flow as a percentage of net revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

Nexstar Media Group, 2/26/19

CEO Comment

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Media Group, Inc. commented, “Our strong fourth quarter and full-year operating results mark Nexstar’s seventh consecutive year of record financial performance, with all of our key metrics – from net revenues to free cash flow – showing double digit growth and coming in at the highest levels in the Company’s history for both the three- and twelve-month period. The 22.1% rise in fourth quarter net revenue and 99.6% increase in operating income highlight the ongoing success of our strategies focused on leveraging our local content and community involvement to generate record shares of political spending in our markets, as well as continued distribution and digital revenue growth. Reflecting margin growth related to historic mid-term election spending and the strong operating leverage in our business model, Nexstar generated record year-over-year fourth quarter BCF, adjusted EBITDA and free cash flow growth (before one-time transaction related expenses) of 57.0%, 57.3% and 62.1%, respectively.

“For the full year, our enterprise-wide focus on managing operations for current and future cash flow enabled us to generate record free cash flow of $692.7 million before one-time transaction related expenses, representing approximately 31% growth over 2017 levels. We brought about 25% of every net revenue dollar to the free cash flow line allowing us to invest in our people, our local media platform and in complementary accretive acquisitions, while reducing net debt by approximately $400.0 million and returning over $120.0 million to shareholders in the form of share repurchases and dividends, as we reduced our year-end outstanding share count to 45.6 million shares. With 2017/2018 average annual free cash flow of over $610 million before one-time expenses on a reported basis (not including pro-forma adjustments), our near- and long-term path to growth and the enhancement of shareholder value remains on plan.

“With our long-term strategic focus on completing accretive transactions to enhance our overall competitive position and free cash flow growth, we were delighted to announce in December that we reached a definitive agreement to acquire Tribune Media. The proposed transaction is a strategically and financially compelling growth opportunity that further expands our geographic diversity and audience reach, with a combined pre-divestiture portfolio of 216 full power owned or serviced stations in 118 markets and a growing digital media operation with expanded reach. Upon closing, Nexstar will be the largest local television group in the United States and one of the nation’s leading providers of local news, entertainment, sports, lifestyle and network programming across all devices. The enhanced scale of the combined entity will enable Nexstar to better compete in today’s rapidly transforming industry landscape, while extending our long-term record of delivering greater levels of service to our local communities and increased returns for our shareholders.

“Financially, the Tribune Media transaction is expected to nearly double our pro-forma average annual revenue and adjusted EBITDA, will be immediately accretive upon closing and will result in approximately 46% growth in Nexstar’s pro-forma average annual free cash flow in the 2018/2019 cycle to approximately $900 million per year. Upon closing, we intend to allocate our free cash flow to debt reduction, increased returns of capital to shareholders and additional investments in our business to improve service to viewers and advertisers. Notably, we expect our net leverage ratio to approximate 5.3x at closing and to decline to approximately 4.0x by the end of 2020. As with our past acquisitions, we have developed a comprehensive regulatory compliance plan for required station divestitures and a detailed integration plan that will result in significant synergy realization. Nexstar has committed financing for the transaction and has made all required FCC and other regulatory applications, and subject to securing requisite approvals we expect to complete the transaction in the third quarter of 2019.

“Looking at the fourth quarter, our inventory management and pricing strategies enabled us to maximize our share of election spending in our markets and exceed our full-year political advertising revenue guidance. Fourth quarter television ad revenue inclusive of political advertising grew 38.9% reflecting a more than 10-fold increase in year-over-year political

Nexstar Media Group, 2/26/19

revenue and, as anticipated, a low single-digit decline in core spot revenue compared to the 2017 period related to displacement of ad inventory. Reflecting our expanded platform and presence in states with high levels of political spending activity, 2018 fourth quarter political revenue rose by 174.7% over comparable 2016 fourth quarter levels and increased 366.3% over the 2014 fourth quarter mid-term election cycle. While robust demand from campaigns and issue advertisers this election season more than offset the reduction in inventory available for local and national spot sales, November and December were the strongest months of 2018 for core advertising revenue when excluding February 2018, which benefitted from Super Bowl and Olympic related spending.

“Combined digital media and retransmission fee revenue increased 10.5% to $349.6 million in the fourth quarter and 13.1% to $1.4 billion for the full year, marking the first time in the Company’s history that this combined metric has exceeded total annual television advertising revenue. Overall, the year-over-year increase in fourth quarter and full year non-television advertising revenue reflects recent renewals of distribution agreements with multichannel video programming distributors and initial contributions from distribution agreements with OTT providers, the early 2018 accretive acquisition of LKQD, and organic growth across our profitable digital operations. With the renewal of retransmission consent agreements representing approximately 10.0% of our subscriber base in 2018 and more than 70% to be renewed in 2019, continued revenue growth from this source remains highly visible for 2019 and beyond.

“The rise in fourth quarter station direct operating expenses (net of trade expense) and SG&A primarily reflects growth in expenses associated with broadcast ad sales related to record political revenue as well as budgeted increases in network affiliation expense and expenses for LKQD. Fourth quarter corporate expense excluding non-cash compensation expense was in line with our expectations and reflects our previously disclosed reclassification of certain digital administrative expenses from SG&A to corporate expense. Nexstar’s significant fourth quarter revenue growth combined with ongoing expense management resulted in substantial increases in fourth quarter BCF and Adjusted EBITDA margins which rose to 47.6% and 44.2%, respectively.

“In the 23 years since we founded Nexstar, we have demonstrated prudent use of leverage and the ability to source capital at attractive rates to support our strategies for growth and the enhancement of shareholder value. Through accretive transactions, we’ve strategically assembled a highly effective local broadcast and digital teams and a platform that delivers exceptional local content to inform and entertain our viewers, while providing premium local advertising opportunities at scale for advertisers and political campaigns. At the same time, our development of complementary retransmission and digital revenue streams have materially diversified our revenue mix and we continue to focus on implementing new standards and technologies to monetize the unrivaled reach, trust and influence of our leading local platforms. These are the drivers of our near- and long-term financial growth and have positioned Nexstar to continue investing in our business, while reducing leverage and aggressively return capital to shareholders.

“In summary, the fourth quarter marked a strong end to a record year of financial performance for Nexstar, as well as the beginning of what we expect to be a tremendous period of growth for the Company with our pending acquisition of Tribune Media. We continue to precisely execute on all facets of our business as we follow the successful strategies we’ve established in terms of building the top line, maintaining close control of fixed and variable costs and optimizing the balance sheet. Our disciplines in these areas have added consistency and visibility to our results, while supporting increased returns for our shareholders and in January we announced a 20% increase in our quarterly cash dividend. As we begin to benefit from initial contributions from Tribune later this year, the continued double-digit growth of combined retransmission and digital revenue, a large number of distribution contract renewals at 2019 year-end and spending related to the upcoming 2020 presidential election cycle, we have excellent visibility to delivering on or exceeding our free cash flow targets and a clear path for the continued near- and long-term enhancement of shareholder value.”

Nexstar Media Group, 2/26/19

The consolidated debt of Nexstar and independently-owned Variable Interest Entities (VIEs) including, Mission Broadcasting, Inc., Marshall Broadcasting Group, Inc. and Shield Media, LLC (collectively, the “Company”) at December 31, 2018, was $3,980.9 million including senior secured debt of $2,413.1 million. The Company’s total net leverage ratio at December 31, 2018 was 3.69x and first lien net leverage ratio at December 31, 2018 was 2.11x compared to a covenant of 4.25x.

The table below summarizes the Company’s debt obligations (net of financing costs and discounts):

($ in millions)	12/31/2018	12/31/2017
Revolving Credit Facilities	$5.6	$3.0
First Lien Term Loans	$2,407.5	$2,791.9
6.125% Senior Unsecured Notes	$273.4	$273.0
5.875% Senior Unsecured Notes	$406.2	$408.1
5.625% Senior Unsecured Notes	$888.2	$886.5
Total Funded Debt	$3,980.9	$4,362.5

Cash on Hand	$145.1	$115.7

Goodwill Impairment

During the fourth quarter of 2018, Nexstar recorded non-cash impairment charges of $19.9 million related to goodwill and intangible assets of its digital businesses.

Change in Revenue Reporting Under FASB ASU No. 2014-09

Effective January 1, 2018, the Company adopted Accounting Standards Update No. 2014-09, the new revenue accounting guidance issued by the Financial Accounting Standards Board. The adoption resulted in certain changes in the Company’s revenue recognition policies and the presentation of certain revenue sources in the quarterly financial results. Beginning with the first quarter of 2018, the Company no longer recognizes barter revenue and barter expense arising from the exchange of advertising time for certain program material. During the three months ended December 31, 2017, the Company recognized barter revenue (and related barter expense) of $11.6 million. During the year ended December 31, 2017, the Company recognized barter revenue (and related barter expense) of $42.5 million. In addition, the Company now presents local, national, digital and political revenues, exclusive of related agency commissions. The change in accounting for barter reduced the amount of revenue and related expense in 2018. The change in the presentation of local, national, digital and political revenue did not impact the Company’s net revenue. These changes did not impact the Company’s current or prior year income from operations, net income, broadcast cash flow, adjusted EBITDA and free cash flow.

Fourth Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 334/323-0522, conference ID 7094464 (domestic and international callers).  Participants can also listen to a live webcast of the call through the “Events and Presentations” section under “Investor Relations” on Nexstar’s website at www.nexstar.tv. A webcast replay will be available for 90 days following the live event at www.nexstar.tv.

Definitions and Disclosures Regarding non-GAAP Financial Information

Broadcast cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights (excluding barter), (gain) loss on asset disposal, corporate expenses, other expense (income) and goodwill and intangible assets impairment, minus pension and other postretirement plans credit (net), reimbursement from the FCC related to station repack and broadcast rights payments. We consider broadcast cash flow to be an indicator of our assets’ operating performance. We also believe that

Nexstar Media Group, 2/26/19

broadcast cash flow and multiples of broadcast cash flow are useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Adjusted EBITDA is calculated as broadcast cash flow, plus pension and other postretirement plans credit (net), minus corporate expenses. We consider Adjusted EBITDA to be an indicator of our assets’ operating performance and a measure of our ability to service debt. It is also used by management to identify the cash available for strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs. We also believe that Adjusted EBITDA is useful to investors and lenders as a measure of valuation and ability to service debt.

Free cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights (excluding barter), (gain) loss on asset disposal, stock-based compensation expense, non-cash compensation expense, stock-based compensation expense, goodwill and intangible assets impairment and other expense (income), minus payments for broadcast rights, cash interest expense, capital expenditures, proceeds from disposals of property and equipment, and net operating cash income taxes. We consider Free Cash Flow to be an indicator of our assets’ operating performance. In addition, this measure is useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies, although their definitions of Free Cash Flow may differ from our definition.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

With respect to our forward-looking guidance, no reconciliation between a non-GAAP measure to the closest corresponding GAAP measure is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliation of forward-looking Free Cash Flow to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 174 full power television stations and related digital multicast signals reaching 100 markets or nearly 39% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. For more information please visit www.nexstar.tv.

Nexstar Media Group, 2/26/19

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Media Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

-tables follow-

Nexstar Media Group, 2/26/19

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Net revenue	$798,022	$653,664	$2,766,696	$2,431,966

Operating expenses (income):
Corporate expenses	29,460	20,385	110,921	138,394
Direct operating expenses, net of trade	274,426	260,076	1,101,423	978,930
Selling, general and administrative expenses, excluding corporate	129,368	119,883	469,012	466,712
Trade and barter expense	4,726	15,906	16,494	56,970
Depreciation	31,212	26,161	109,789	100,658
Amortization of intangible assets	38,766	38,799	149,406	159,500
Amortization of broadcast rights, excluding barter	14,308	15,809	61,342	62,908
Reimbursement from the FCC related to station repack	(16,931)	-	(29,381)	-
Goodwill and intangible assets impairment	19,911	19,985	19,911	19,985
Gain on disposal of stations, net	-	-	-	(57,716)
Total operating expenses	525,246	517,004	2,008,917	1,926,341
Income from operations	272,776	136,660	757,779	505,625
Interest expense, net	(53,887)	(52,668)	(220,994)	(241,195)
Loss on debt extinguishment	(7,475)	(534)	(12,120)	(34,882)
Pension and other postretirement plans credit, net	2,397	4,177	10,755	13,120
Other expenses	(652)	(116)	(2,475)	(1,284)
Income before income taxes	213,159	87,519	532,945	241,384
Income tax (expense) benefit	(58,669)	292,337	(144,680)	233,943
Net income	154,490	379,856	388,265	475,327
Net (income) loss attributable to noncontrolling interests	(1,381)	(1,375)	1,212	(330)
Net income attributable to Nexstar	$153,109	$378,481	$389,477	$474,997

Net income per common share attributable to Nexstar Media Group, Inc.:
Basic	$3.36	$8.27	$8.52	$10.38
Diluted	$3.22	$7.97	$8.21	$10.07

Weighted average number of common shares outstanding:
Basic	45,619	45,757	45,718	45,754
Diluted	47,482	47,510	47,412	47,149

Net income	$154,490	$379,856	$388,265	$475,327
Other comprehensive (loss) income:
Change in unrecognized amounts included in pension and other postretirement benefit obligations, net of tax benefit (expense) of $7,147 in 2018 and ($2,160) in 2017	(20,456)	6,140	(20,456)	6,140
Total comprehensive income	134,034	385,996	367,809	481,467
Total comprehensive (income) loss attributable to noncontrolling interests	(1,381)	(1,375)	1,212	(330)
Total comprehensive income attributable to Nexstar Media Group, Inc.	$132,653	$384,621	$369,021	$481,137

Nexstar Media Group, 2/26/19

Nexstar Media Group, Inc.

Reconciliation of Broadcast Cash Flow and Adjusted EBITDA (Non-GAAP Measures)

UNAUDITED (in thousands)

	Three Months Ended December 31,		Years Ended December 31,
Broadcast Cash Flow and Adjusted EBITDA:	2018	2017	2018	2017
Net income	$154,490	$379,856	$388,265	$475,327

Add (Less):
Interest expense, net	53,887	52,668	220,994	241,195
Loss on extinguishment of debt	7,475	534	12,120	34,882
Income tax expense (benefit)	58,669	(292,337)	144,680	(233,943)
Depreciation	31,212	26,161	109,789	100,658
Amortization of intangible assets	38,766	38,799	149,406	159,500
Amortization of broadcast rights, excluding barter	14,308	15,809	61,342	62,908
Loss (gain) on asset disposal, net	4,677	238	5,793	(55,982)
Corporate expenses	29,460	20,385	110,921	138,394
Goodwill and intangible assets impairment	19,911	19,985	19,911	19,985
Other expenses	652	116	2,475	1,284
Pension and other postretirement plans credit, net	(2,397)	(4,177)	(10,755)	(13,120)
Reimbursement from the FCC related to station repack	(16,931)	-	(29,381)	-
Payments for broadcast rights	(14,327)	(16,161)	(61,979)	(62,531)

Broadcast cash flow	379,852	241,876	1,123,581	868,557
Margin %	47.6%	37.0%	40.6%	35.7%

Add (Less):
Pension and other postretirement plans credit, net	2,397	4,177	10,755	13,120
Corporate expenses, excluding one-time transaction expenses	(23,998)	(18,288)	(102,448)	(79,446)

Adjusted EBITDA before one-time transaction expenses	358,251	227,765	1,031,888	802,231
Margin %	44.9%	34.8%	37.3%	33.0%

Less:
Corporate one-time transaction expenses	(5,462)	(2,097)	(8,473)	(58,948)

Adjusted EBITDA	$352,789	$225,668	$1,023,415	$743,283
Margin %	44.2%	34.5%	37.0%	30.6%

Nexstar Media Group, 2/26/19

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow (Non-GAAP Measure)

UNAUDITED (in thousands)

	Three Months Ended December 31,		Years Ended December 31,
Free Cash Flow:	2018	2017	2018	2017
Net income	$154,490	$379,856	$388,265	$475,327

Add (Less):
Interest expense, net	53,887	52,668	220,994	241,195
Loss on extinguishment of debt	7,475	534	12,120	34,882
Income tax expense (benefit)	58,669	(292,337)	144,680	(233,943)
Depreciation	31,212	26,161	109,789	100,658
Amortization of intangible assets	38,766	38,799	149,406	159,500
Amortization of broadcast rights, excluding barter	14,308	15,809	61,342	62,908
Loss (gain) on asset disposal, net	4,677	238	5,793	(55,982)
Non-cash compensation expense	(1,933)	-	-	-
Stock-based compensation expense	8,453	6,556	31,260	24,068
Goodwill and intangible assets impairment	19,911	19,985	19,911	19,985
Corporate one-time transaction expenses	5,462	2,097	8,473	58,948
Other expenses	652	116	2,475	1,284
Payments for broadcast rights	(14,327)	(16,161)	(61,979)	(62,531)
Cash interest expense(1)	(51,786)	(49,993)	(211,230)	(211,137)
Capital expenditures, excluding station repack and CVR spectrum(2)	(28,642)	(20,707)	(76,521)	(69,553)
Capital expenditures related to station repack	(13,290)	(2,908)	(26,832)	(2,908)
Proceeds from disposals of property and equipment	62	3,577	4,344	20,026
Operating cash income taxes, net of refunds(3)	(32,665)	(6,777)	(89,577)	(34,767)

Free cash flow before one-time transaction expenses	255,381	157,513	692,713	527,960

Less:
Corporate one-time transaction expenses	(5,462)	(2,097)	(8,473)	(58,948)

Free cash flow	$249,919	$155,416	$684,240	$469,012

(1)	Excludes payments of $19.6 million in one-time fees in January 2017 associated with the financing of the Company’s merger with Media General.
(2)	During the three months and year ended December 31, 2018, capital expenditures related to relinquishment of the CVR spectrum were $0.8 million and $2.9 million, respectively.
(3)

Excludes (i) 2018 net payment of $1.1 million in taxes related to tax liabilities assumed in an acquisition, (ii) 4Q 2017 payments of $44.6 million related to the proceeds received to relinquish the spectrum of certain stations and tax liabilities resulting from various sale of stations and (iii) FY 2017 payments of $237.9 million related to the proceeds received to relinquish the spectrum of certain stations and tax liabilities resulting from various sale of stations.

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